EXHIBIT 10.2

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”) is made and entered into as of February 19, 2019, by and between Hill A. Feinberg (the “Executive”) and Hilltop Holdings Inc., a Maryland corporation (together with its affiliates and subsidiaries, the “Company”).

WITNESSETH THAT:

The Company has determined that it is in its best interests to assure that the Company will have the continued dedication of the Executive following the assumption of Executive’s current role as Chief Executive Officer and President of Hilltop Securities Inc. (“HTS”) by Brad Winges.  Therefore, in order to accomplish these objectives, the Executive and the Company desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.                                      Effective Date.  The “Effective Date” shall mean February 20, 2019.

2.                                      Positions and Duties. Subject to the earlier termination of the Executive’s employment, the Executive shall have the following duties:

a.                                      As of the Effective Date, Executive hereby resigns from all positions with the Company, other than Chairman of the Board of Directors of HTS, a director of the Company and a member of the Executive Committee of the Board of Directors of the Company.

b.                                      Until June 30, 2019, the Executive shall serve as a director and the Chairman of the Board of Directors of HTS.

c.                                       On June 30, 2019, the Executive shall resign as Chairman and a director of the Board of Directors of HTS and a member of the Executive Committee of the Board of Directors of the Company and assume the role of Chairman Emeritus of the Board of Directors of HTS, which shall be a non-voting position.

d.                                      Subject to the continued employment of the Executive by the Company, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his attention and time to business development on behalf of the Company, serving the Company’s clients and maintaining employee relationships.  Notwithstanding the foregoing provisions of this Section 2(d), the Executive may (i) serve as a director, trustee or officer or otherwise participate in not-for-profit educational, welfare, social, religious and civic organizations; (ii) serve as a director of any for-profit business, with the prior consent of the President of the Company (which consent shall not be unreasonably withheld); and (iii) acquire passive investment interests in one or more entities, to the extent that such other activities do not inhibit or interfere with the performance of his duties under this Agreement or, to the knowledge of the Executive, conflict in any material way with the business or policies of the Company or any affiliate thereof.  In the event that the Executive is serving as a director of or otherwise participating in any not-for-profit entity that does not inhibit or interfere with the performance of his current duties and does not conflict in any material way with the business or policies of the Company, the Executive may continue to conduct such activities.  As used in this Agreement, the term “affiliates” shall include any company controlled by, controlling or under common control with the Company.

e.                                       The Company shall provide the Executive with an office and an administrative assistant while the Executive is employed by the Company.

3.                                      Compensation.  Subject to the terms of this Agreement, Executive shall be compensated for his services on and after the Effective Date as follows:

a.                                      Base Salary.  The Executive shall receive an annual base salary of $500,000 (“Annual Base Salary”) and shall be payable in cash at the times consistent with the Company’s general policies regarding compensation of employees, but in all events no less frequently than monthly.

b.                                      Production Pay.  The Executive shall be eligible to participate in production compensation in accordance with the policies then in effect at HTS, provided such production pay shall not become payable until it exceeds the Annual Base Salary in a given calendar year.

c.                                       Bonus and Long-Term Awards. The Executive shall not be eligible or entitled to participate in, or the payment or award of, any cash bonus and long-term incentive awards.  Executive hereby acknowledges and agrees that he is not entitled to the payment of any bonus and granting any long-term incentive awards as of the Effective Date. Notwithstanding the immediately foregoing, restricted stock unit awards granted to the Executive prior to the Effective Date will continue to vest in accordance with their respective terms.

d.                                      Employee and Fringe Benefits.  Subject to continued employment, the Executive shall be eligible to participate in the employee welfare plans and programs of the Company as in effect from time to time on the same basis as such employee welfare plans are generally provided to employees of the Company from time to time.

e.                                       Expense Reimbursement.  While the Executive is employed by the Company, the Company shall reimburse the Executive for all reasonable expenses incurred by him in the performance of his duties in accordance with the Company’s policies as in effect from time to time.

f.                                        Special One-Time Payments.  In consideration of, and subject to Executive’s compliance with, the covenants provided in Section 6 and in consideration of the Executive executing the Release attached as Exhibit A hereto on the Date of Termination (hereinafter defined), the Company shall pay the Executive the following amounts:  (i) $900,000 payable at substantially the same time as bonus payments are made to executives of the Company with respect to calendar 2018 performance, but in any event prior to March 15, 2019; (ii) $500,000 payable at substantially the same time as bonus payments are made to executives of the Company with respect to calendar 2019 performance, but in any event prior to March 15, 2020; and (iii) an amount equal to the cost of COBRA for the Executive and his immediate family for a period of eighteen (18) months following the Date of Termination.

4.                                      Termination of Employment.

a.                                      Death.  Upon the death of the Executive, the Executive’s employment shall terminate automatically on the Date of Termination.

b.                                      Termination.  The Executive’s employment shall terminable by the Company at any time for any reason or no reason whatsoever.

c.                                       Resignation.  The Executive shall be entitled to resign at any time.

d.                                      Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than for death, the date of receipt of the notice of termination  or any later date specified therein within 30 days of such notice, (ii) if the Executive’s employment is terminated by the Executive other than for death, the Date of Termination shall be the date on which the Executive notifies the Company of such resignation, and (iii) if the Executive’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Executive.

e.                                       Effect of Termination on Other Positions.  If, on the Date of Termination, the Executive is a member of the Board of Directors of the Company or the board of directors of any of their affiliates, or holds any other position with the Company or their respective affiliates, the Executive shall be deemed to have resigned from all such positions as of the Date of Termination.  The Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.

5.                                      Obligations the Company upon Termination of Employment. Upon the Date of Termination, this Agreement shall terminate immediately (except for such provisions of this Agreement that expressly survive termination hereof) and the Executive shall only be entitled to receive:

a.                                      The Executive’s Annual Base Salary through the Date of Termination at the annual rate in effect at the time of the Date of Termination, payable within ten (10) business days after the Date of Termination;

b.                                      all earned and unpaid and/or vested, nonforfeitable amounts owing at the Date of Termination under this Agreement or any compensation and benefit plans, programs, and arrangements of the Company and its affiliates in which the Executive theretofore participated, payable in accordance with the terms and conditions of this Agreement or the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted;

c.                                       reimbursement for any unreimbursed business expenses properly incurred by the Executive in accordance with the Company’s policy prior to the Date of Termination (collectively, a through c immediately above shall be the “Accrued Amounts”); and

d.                                      Subject to the execution and non-revocation of the Release attached as Exhibit A hereto by the Executive within thirty (30) days following the Date of Termination, subject to the Executive’s continued compliance with the terms of this Agreement and to the extent not already paid by the Company to the Executive, the payments set forth in Sections 3.f.(i), 3.f.(ii) and 3.f.(iii).

6.                                      Restrictive Covenants.

a.                                      Confidential Information.  The Executive shall not at any time, whether during his employment or following the termination of his employment, for any reason whatsoever, directly or indirectly, disclose or furnish to any entity, firm, corporation or person, except as otherwise required by law, any confidential or proprietary information of the Company with respect to any aspect of its operations, businesses or clients.  “Confidential or Proprietary Information” shall mean information generally unknown to the public to which the Executive gains access by reason of the Executive’s employment by or services to the Company and includes, but is not limited to, information relating to all present or potential customers, business and marketing plans, sales, trading and financial data and strategies, operational costs, and employment benefits and compensation.  For purposes of this Section 6, the “Company” shall include its affiliates and each of its and their predecessor and successor entities.

b.                                      Return of Company Property.  All records, files, memoranda, reports, customer information, client lists, documents and equipment relating to the business of the Company that the Executive prepares, possesses or comes into contact with while he is an employee of the Company shall remain the sole property of the Company.  The Executive agrees that upon the termination of his employment he shall (i) not remove physically, electronically or in any other way any Confidential or Proprietary Information from premises owned, used or leased by the Company, (ii) provide to the Company all documents, papers, files or other material in his possession and under his control that are connected with or derived from his services to the Company and (iii) retain no copies, summaries or notes thereof.  The Executive agrees that the Company owns all work product, patents, copyrights and other material produced by the Executive during the Executive’s employment with the Company.

c.                                       Nonsolicitation.  The Executive agrees that during his employment with the Company and for the 24-month period beginning on the Date of Termination (such period, the “Restricted Period”), he shall not (i) hire or attempt to recruit or hire other employees, directly or by assisting others, nor shall the Executive contact or communicate with any other employees of the Company for the purpose of inducing other employees to terminate their employment with the Company, or (ii) induce or attempt to induce any customer (whether former or current), supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand. For purposes hereof, “other employees” shall refer to employees who are still, or were in the past six (6) months, actively employed by or doing business with the Company at the time of the attempted recruiting or hiring.

d.                                      Noncompetition.  The Executive agrees that, during the Restricted Period, he shall not engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend his name or any similar name to, lend his credit to or render services or advice to any business that provides services of investment banking, retail brokerage, wealth management, fixed income trading, consumer banking, commercial banking, financial advisory services, mortgage banking, residential mortgage brokerage, commercial mortgage brokerage, equipment leasing, personal property leasing, personal insurance, commercial insurance, title insurance or other financial services of any type whatsoever anywhere within the State of Texas; provided, however, the Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

e.                                       Non-Disparagement. The Executive agrees not to disclose, communicate, or publish any disparaging or negative information, writings, electronic communications, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), about any of the Company and its parents and subsidiaries, their respective employees, owners, partners, directors, members, agents or contractors (collectively, the “Applicable Parties”). The Executive acknowledges that in executing this Agreement, he has knowingly, voluntarily and intelligently waived any free speech, free association, free press, or First Amendment to the United States (including, without limitation, any counterpart or similar provision or right under the Texas Constitution) rights to disclose, communicate, or publish Disparaging Information concerning or related to the Applicable Parties. Nothing in this provision is intended to interfere with the Executive’s right to file a claim or charge with the EEOC, any state human rights commission or any other government agency (e.g. the SEC) or to testify, assist or participate in an investigation, hearing or proceeding conducted by the EEOC, any state human rights commission or any other governmental agency.

f.                                        Equitable Remedies.   In the event of a breach by the Executive of his obligations under this Agreement, the Company and its affiliates, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  The Executive acknowledges that the Company and its affiliates shall suffer irreparable harm in the event of a breach or prospective breach of Section 6 .a, 6.b., 6.c., 6.d. or 6.e. of this Agreement and that monetary damages would not be adequate relief.  Accordingly, the Company shall be entitled to seek injunctive relief in any federal or state court of competent jurisdiction located in the State of Texas.

g.                                       Tolling.  If the Executive violates any of the restrictions set forth in this Section 6, the Restricted Period shall be suspended and shall not run in favor of the Executive from the time of the commencement of any violation until the time the Executive cures the violation.

h.                                      Reasonableness.  Executive hereby represents to the Company that the Executive has read and understands, and agrees to be bound by, the terms of this Section 6.  The Executive acknowledges that the geographic scope and duration of the covenants contained in this Section 6 are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Company’s business; (b) the Executive’s level of control over and contact with the business; and (v) the amount of compensation, trade secrets and Confidential or  Proprietary Information that the Executive is receiving in connection with the Executive’s employment by the Company.  It is the desire and intent of the Parties that the provisions of this Section 6 be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the Executive and the Company hereby waive any provision of applicable law that would render any provision of this Section 6 invalid or unenforceable.

7.                                      Successors.  This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive.  This Agreement and any rights and benefits hereunder shall inure to the benefit of, and be enforceable by, the Executive’s legal representatives, heirs or legatees.  This Agreement and any rights and benefits hereunder shall inure to the benefit of, and be binding upon, the Company and its successors and assigns.

8.                                      Arbitration.  The Executive and the Company acknowledge and agree that any claim or controversy arising out of or relating to this Agreement or the breach of this Agreement, or any other dispute arising out of or relating to the employment of the Executive by the Company, shall be settled by final and binding arbitration in the City of Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date the claim or controversy arises.  All claims or controversies subject to arbitration shall be submitted to arbitration within six months from the date the written notice of a request for arbitration is effective.  All claims or controversies shall be resolved by a panel of three arbitrators who are licensed to practice law in the State of Texas and who are experienced in the arbitration of labor and employment disputes.  These arbitrators shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the claim or controversy arises.  Either party may request that the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter.  The arbitrators shall issue a written decision with respect to all claims or controversies within thirty (30) days from the date the claims or controversies are submitted to arbitration.  The parties shall be entitled to be represented by legal counsel at any arbitration proceeding.  The Executive and the Company acknowledge and agree that each party will bear fifty percent (50%) of the cost of the arbitration proceeding.  The parties shall be responsible for paying their own attorneys’ fees, if any. The Company and the Executive acknowledge and agree that the arbitration provisions in this Section 8 may be specifically enforced by either party and submission to arbitration proceedings compelled by any court of competent jurisdiction.  The Company and the Executive further acknowledge and agree that the decision of the arbitrators may be specifically enforced by either party in any court of competent jurisdiction. Notwithstanding the arbitration provisions set forth above, the Executive and the Company acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under the restrictive covenants in Section 6 of this Agreement.  These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to arbitration pursuant to this Section 8.  The Executive and the Company further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers’ compensation benefits (although any claims arising under Tex. Labor Code § 450.001 shall be subject to arbitration) or unemployment compensation.

9.                                      Miscellaneous.

a.                                      Amendment.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

b.                                      Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

c.                                       Applicable Law.  The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Texas, without regard to the conflict-of-law provisions of any state.

d.                                      Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

e.                                       Waiver of Breach.  No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time.  The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

f.                                        Notices.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

To the Company:

Prior to February 28, 2020:

2323 Victory Avenue, Suite 1400

Dallas, Texas 75219

Attention: Corey G. Prestidge

Facsimile: (214) 580-5722

After February 28, 2020:

6565 Hillcrest Avenue, 6th Floor

Dallas, Texas 75205

Attention:  Corey G. Prestidge

Facsimile:  (214) 580-5722

or to the Executive:	At the most recent address maintained by the Company in its personnel records.

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.  Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

g.                                       Compliance with Procedures and Policies.  The Executive agrees that at all times during his employment by the Company that he shall adhere to and be subject to the policies and procedures of the Company and that may be in effect from time to time, including any claw-back policy in effect at the Company that is applicable to similarly situated employees.

h.                                      Section 409A.

i.                                          General.  In the event that it is reasonably determined by the Company or Executive that, as a result of Section 409A, any of the payments that Executive is entitled to under the terms of this Agreement or any nonqualified deferred compensation plan (as defined under Section 409A) may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Executive to be subject to an income tax penalty and interest, the Company will make such payment (with interest thereon)

on the first day that would not result in Executive incurring any tax liability under Section 409A.  In addition, other provisions of this Agreement or any other plan notwithstanding, the Company shall have no right to accelerate any such payment or to make any such payment as the result of an event if such payment would, as a result, be subject to the tax imposed by Section 409A.

ii.                                       Delayed Payment.  To the extent (a) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A; (b) Executive is deemed at the Date of Termination to be a “specified employee” under Section 409A; and (c) at the Date of Termination, the Company is publicly traded (as defined in Section 409A), then such payments (other than any payments permitted by Section 409A to be paid within six (6) months of the Date of Termination) shall not be made until the earlier of (x) the first day of the seventh (7th) month following the Date of Termination or (y) the date of Executive’s death following the Date of Termination.  During any period that payment or payments to Executive are deferred pursuant to the foregoing, Executive shall be entitled to interest on the deferred payment or payments at a per annum rate equal to Federal-Funds rate as published in The Wall Street Journal on the Date of Termination.  Upon the expiration of the applicable deferral period, any payments that would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 9(h) (together with accrued interest thereon) shall be paid to Executive or Executive ‘s beneficiary in one lump sum.

i.                                          Survivorship.  Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

j.                                         Entire Agreement.  From and after the Effective Date, this Agreement shall supersede any other employment, severance or change-of-control agreement between the Executive and the Company with respect to the subject matter hereof.

k.                                      Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

EXECUTIVE

/s/ HILL A. FEINBERG
Hill A. Feinberg

HILLTOP HOLDINGS INC.

By:	/s/ JEREMY B. FORD
Name:	Jeremy B. Ford
Title:	President & Co-CEO

FEINBERG RETETION AGREEMENT SIGNATURE PAGE

Exhibit A

RELEASE

This Release (this “Release”) is made and entered into as of      , 20   , between Hilltop Holdings Inc. and any of its parents, predecessors, successors, subsidiaries, affiliates or related companies, organizations, managers, officers, directors, executives, agents, plan fiduciaries, shareholders, attorneys and/or representatives (hereinafter referred to collectively as the “Company”) and Hill A. Feinberg (“Executive”).

WHEREAS, the Company and Executive are parties to the certain Retention Agreement, dated as of February    , 2019 (the “Retention Agreement”);

WHEREAS, Executive is terminated from all positions with the Company effective      , 20   (the “Separation Date”) and such termination shall constitute a “separation of service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and it is the intent of the parties that the Retention Agreement terminate upon the Separation Date, except as otherwise provided herein, including, without limitation Section 4 of this Release; and

WHEREAS, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them, including, but not limited to those concerning Executive’s employment, the separation of employment with the Company, and all disputes over benefits and compensation connected with such employment.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.             Mutual Release and Waiver.

a.             Release by Executive.  In consideration of the payments set forth in the Retention Agreement, and such other consideration, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the Executive, the Executive, on his own behalf and on behalf of his agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby finally, unconditionally, irrevocably and absolutely fully releases, remises, acquits and forever discharges the Company and all of its affiliates, and each of their respective officers, directors, shareholders, equity holders, members, partners, managers, agents, employees, consultants, independent contractors, attorneys, advisers, fiduciaries, plan administrators, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, liens, agreements, contracts, covenants, actions, causes of action, suits, services, judgments, orders, counterclaims, controversies, setoffs, affirmative defenses, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever, direct or indirect (collectively, the “Claims”), whether asserted, unasserted, absolute, fixed or contingent, known or unknown, suspected or unsuspected, accrued or unaccrued or otherwise, whether at law, in equity, administrative, statutory or otherwise, in any forum, venue or jurisdiction, whether federal, state, local, administrative, regulatory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to the Executive s employment with the Company, or the termination of that employment or any circumstances related thereto, or any other matter, cause or thing whatsoever, including, without limitation, all claims arising under or relating to employment, employment contracts, stock options, stock option agreements, restricted stock, restricted stock agreements, restricted stock units, restricted stock unit agreements, equity interests, deferred compensation, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or

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nature, including, without limitation, all claims arising under the Age Discrimination in Employment Act (“ADEA”), the Employment Non-Discrimination Act (“ENDA”), the Lilly Ledbetter Fair Pay Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Genetic Information and Nondiscrimination Act (“GINA”), the Employee Retirement Income Security Act of 1974; the Immigration Reform and Control Act; the Older Worker Benefit Protection Act; the Workers Adjustment and Retraining Notification Act; the Occupational Safety and Health Act; the Employee Polygraph Protection Act, the Uniformed Services Employment and Re-Employment Act; the National Labor Relations Act; the Labor Management Relations Act; the Sarbanes-Oxley Act of 2002; the Texas Labor Code, the Texas Payday Law, the Texas Commission on Human Rights Act or Chapter 21; or any other applicable foreign, federal, state or local employment discrimination statute, law or ordinance, including, without limitation, any workers’ compensation, disability, whistleblower protection or anti-retaliation claims under any such laws, claims for wrongful discharge, breach of contract, breach of express or implied contract or implied covenant of good faith and fair dealing, and any other claims arising under foreign, state, federal or common law, as well as any expenses, costs or attorneys’ fees. The Executive further agrees that the Executive will not file or permit to be filed on the Executive’s behalf any such claim.  Notwithstanding the preceding sentence or any other provision of this Release, this release is not intended to interfere with the Executive’s right (i) to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) or any state human rights commission in connection with any claim he believes he may have against the Company, (ii) to participate in an investigative proceeding of any federal, state, or local governmental agency, or (iii) to report possible violations of law or regulations to any governmental agency or entity, including disclosures that are protected under the whistleblower provisions of federal law or regulation.  However, by executing this Release, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf.  The Executive also agrees to waive any right or ability to be a class or collective action representative or to otherwise recover damages in any putative or certified class, collective, or multi-party action or proceeding relating to Claims released in this Release and/or against any Released Parties.

b.             By the Company.  In consideration of mutual promises contained in this Release, the Company, on behalf of itself and all of its subsidiaries, successors, assigns and affiliates, irrevocably and unconditionally releases, waives, and forever discharges, Executive and his heirs, executors, successors and assigns (the “Employee Released Parties”), from any and all claims, demands, actions, causes of action, rights, debts (other than loans for borrowed money), obligations (other than loans for borrowed money), losses, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, attorneys’ fees, costs, fees, and all liabilities and indemnities whatsoever, whether known or unknown, suspected or unsuspected, accrued or unaccrued, fixed or contingent, which the Company has, had, or may have against the Employee Released Parties relating to or arising out of his employment or termination of employment with the Company up to and including the Separation Date, except that this release does not include any act or omission taken by Executive while employed by the Company that was (i) criminal or (ii) fraudulent.  This release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state or local laws; or any other statutory or common law claims related to Executive’s employment or termination of employment with the Company up to and including the Separation Date.  Notwithstanding the preceding sentence or any other provision of this Release, this release shall not interfere with the Company’s remedies, including, without limitation, at law, equity, sounding in contract (express or implied) or tort at law, to enforce Executive’s obligations under this Release and continuing obligations under the Retention Agreement, including, without limitation, as set forth in Section 4 of this Release.

c.             Except as required by law and as provided for in Section 1(a), Executive agrees that Executive will not commence, maintain, initiate or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person or entity to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or Claims before any court, agency or tribunal against the Released Parties arising from, concerned with or otherwise related to, in whole or in part, Executive’s employment with the Released Parties or any of the matters discharged and released in this Release.  Executive represents and

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agrees that, prior to signing this Release, he has not filed, assigned or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency, or arbitral forum against the Company, or any other person or entity released under this Section 1, asserting any claims whatsoever.  Executive understands and acknowledges that, in the event he commences any proceeding in violation of this Release, he waives and is estopped from receiving any monetary award or other legal or equitable relief in such proceeding.

d.             Executive represents and warrants that Executive is not aware of any (i) violations, allegations or claims that the Company has violated any federal, state or foreign law of any kind, or (ii) any facts or circumstances relating to or giving rise to any alleged violations, allegations or claims that the Company has violated any federal, state or foreign law of any kind, of which Executive has not previously made Hilltop Holdings Inc.’s General Counsel aware.  If Executive learns of any such information, Executive shall immediately inform the General Counsel of Hilltop Holdings Inc.

2.             Knowing and Voluntary Release. The Executive understands it is his choice whether to execute this Release and that his decision to do so is voluntary and is made knowingly.

3.             No Prior Representations or Inducements.  The Executive represents and acknowledges that in executing this Release, he does not rely, and has not relied, on any communications, statements, promises, inducements, or representation(s), oral or written, by any of the Released Parties, except as expressly contained in this Release.  Any amendment to this Release must be signed by all parties to this Release.

4.             Retention Agreement.  Executive hereby agrees and acknowledges that Sections 6, 8 and 9 of the Retention Agreement are of a continuing nature and expressly survive the expiration, termination or cancellation of the Retention Agreement and such obligations of Executive shall not be released pursuant to this Release.  Except as set forth in the immediately preceding sentence, Executive and the Company acknowledge and agree that the Retention Agreement is terminated.

5.             Binding Release and Survival.  This Release shall inure to the benefit of, and be enforceable by, Executive’s and the Company’s respective personal or legal representatives, executors, administrators, assigns, successors, heirs, distributees, devisees, and legatees.

6.             Severability.  The Company and Executive agree that should an arbitrator or court declare or determine that any provision of this Release is illegal or invalid, the validity of the remaining parts, terms or provisions of this Release will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Release and there shall be deemed substituted therefor such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

7.             Entire Agreement and Counterparts.  This Release constitutes the entire agreement between the parties hereto concerning the subject matter hereof.  The Company and Executive agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

8.             Time to Consider Release. The Company advises the Executive in writing to consult with an attorney before executing this Release.  The Executive further acknowledges that the Company has given him a period of twenty-one (21) calendar days within which to review and consider the provisions of this Release.  The Executive understands that if he does not sign this Release before the twenty-one (21) calendar day period expires, certain payment set forth in the Retention Agreement will be withdrawn automatically.

9.             Revocation. The Executive understands and acknowledges that he has seven (7) calendar days following the execution of this Release to revoke his acceptance of this Release.  This Release will not become effective or enforceable, and the payments and certain other benefits described in Section 5 of the Retention Agreement (unless specifically provided otherwise) will not become payable, until after this revocation period has expired without his revocation.  If the Executive does not revoke this Release within the revocation period,

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the Company will send the Executive the payments in accordance with the terms of Section 5 of the Retention Agreement.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

IN WITNESS THEREOF, the Executive and the Company hereto evidence their agreement by their signatures.

EXECUTIVE

Hill A. Feinberg

COMPANY:
Hilltop Holdings Inc.

By:
Name:
Title:

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